March 31, 2006

Tannisah Kruse
3780 West Broadway
Vancouver, BC V6R 2C1

Dear Ms Kruse,

Re:       Settlement Agreement

We write this letter to offer to settle all outstanding matters between Lexington Energy Services Inc. (“Lexington”) and you (“Kruse”) on the following terms:

1.	Kruse will resign as Director, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer, effective immediately, by signing Schedule A to this Agreement;

2.

Kruse shall co-operate with Lexington during the next 30 days to assist in a smooth transition to Lexington's new CFO and shall be available to answer questions, and shall sign documents as required to carry out the terms of this Agreement and as required to complete transactions for Lexington which occurred while she was a director and officer of Lexington. Lexington shall pay Kruse the sum of $50 (US) per hour, plus applicable GST and legitimate expenses, for such services that Kruse performs commencing April 4, 2006. Lexington will pay Kruse’s invoices in this regard on a weekly basis;

3.	The parties acknowledge that the following are the only securities in Lexington that have been issued or granted to Kruse since Lexington's inception:

	a.	On June 1, 2005, 5,000,000 common shares were issued to Kruse at a price of $0.0001 per share;

	b.	On November 2, 2005, 250,000 common shares were issued to Kruse at a price of $0.03 per share (pursuant to a subscription agreement dated October 25, 2005; and

	c.	On October 1, 2005, 250,000 stock options to purchase common shares in Lexington at a price of $0.10 during a period of two years were issued to Kruse pursuant to an option agreement dated October 1, 2005 (the “Kruse Options”)

(together, the "Kruse Securities");

4.	The Kruse Securities shall be dealt with as follows:

	a.	Lexington consents to the sale of 4,750,000 common shares of Lexington by Kruse to a third party;

b.

Kruse shall retain 500,000 common shares of Lexington. Lexington will register 250,000 of these shares in the name of Tannisah Kruse with the Securities and Exchange Commission on Form SB-2. Lexington intends to file the Form SB-2 within the next month and shall cause the250,000 shares to be qualified no later than the later of the date of approval of the SB-2 or 90 days from Kruse’s resignation;

	c.	Kruse shall be entitled, notwithstanding her resignation, to retain all of the Kruse Options on the terms previously granted to her, which Options shall expire on October 1, 2007;

d.

Although the Kruse Options are not currently registered, Lexington shall continue to treat the Kruse Options, and any shares represented by or acquired pursuant to the Kruse Options, and confer benefits to the Kruse Options in the same fashion as the Options issued to other Directors and Officers of Lexington at or around the same time. Lexington shall, without limitation, grant an extension to, or register all (or a portion) of, the Kruse Options in the event that such benefits are conferred on the other option holders;

e.

The remaining 250,000 shares (the “Unregistered Shares”) shall not be immediately registered. Lexington represents and warrants that the Unregistered Shares will be free-trading, and qualified for sale, subject only to the maximum following restrictions: (i) the Unregistered Shares cannot be sold until 90 days after the date Lexington receives its symbol allowing its shares to be sold over a qualified exchange or the OTC-BB; and (ii) thereafter, Kruse’s sales of the Unregistered Shares will be limited to a maximum of 1% of the total of all the issued shares of Lexington every 90 day period; and

f.

Lexington shall co-operate with Kruse and promptly take all steps, execute all documents, send all such correspondence, and direct all such actions of its attorneys, transfer agents, and agents as may be reasonably required to carry out and effect the steps set in 4 a –e above, and to cause, without limitation, delivery of certificates to Kruse when requested as permitted or required above.

5.

Lexington and Kruse acknowledge the termination of the Management Agreement, dated October 1, 2005, between Lexington and Kruse as of March 28, 2006, and further acknowledge that no monies are owed to either party under the Management Agreement other than as follows:

	a.	Lexington shall reimburse Kruse for all expenses she has properly incurred or paid on behalf of Lexington or Lexington's directors including expenses for a mobile phone in the name of Larry Kristof.

6.	Lexington and Kruse shall sign Schedule B to this agreement, and shall fully release each other, and Lexington’s directors, officers, subsidiaries and agents from any and all claims;

7.	All references to currency in this Agreement are in U.S. dollars;

8.

Lexington shall indemnify Kruse if Kruse is a party to or threatened to be made a party to or otherwise involved in any proceeding by reason of Kruse's previous status and/or acts or omissions as a director or officer of Lexington or by reason of any action alleged to have been taken or omitted in connection therewith, against all legal costs, expenses, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by Kruse or on Kruse's behalf in connection with such proceeding, if Kruse acted in good faith and acted in a manner which Kruse reasonably believed to be in the best interests of Lexington and, with respect to any criminal proceeding, had no reasonable cause to believe that Kruse's conduct was unlawful; and

9.

Both parties acknowledge that the Sony Vail laptop computer which Kruse has been using belongs to Lexington and Kruse agrees that she shall return the computer to Lexington immediately upon signing this Agreement. Prior to and after the return of the computer, Lexington and Kruse shall co-operate to ensure that all personal information and data of Kruse on the computer and the hard drive shall be deleted and shall remain private and confidential to Kruse, and shall not permit any party to use the computer until such information and data has been secured to Kruse.

10.

As part of the transition, Kruse will deliver to Lexington the corporate credit card, the corporate bank cards and any and keys in her possession, and Lexington shall assume all corporate invoices and accounts that are currently charged to Kruse or for which she is liable, including Quotestream, Rogers and Shaw. Lexington shall take steps to remove Kruse as the guarantor on the corporate credit card.

If you accept our settlement offer and agree to all of the terms outlined above, kindly sign your name below. By signing below, you acknowledge that you fully accept all the terms of this agreement described above, and you acknowledge that you have been advised to seek independent legal advice and you have either sought such advice or declined to do so.

Yours truly,

LEXINGTON ENERGY SERVICES INC. per:

/s/ Larry Kristof
Larry Kristof, President

AGREED AND ACCEPTED:

/s/ Tannisah Kruse	Date:
Tannisah Kruse
3780 West Broadway
Vancouver, BC V6R 2C1

Telephone:

/s/ Stephen Jackson	Date:
Witness: Stephen Jackson
Address: 1200 – 625 Howe Street

Telephone: 604 661 0742

Schedule A

LEXINGTON ENERGY SERVICES INC.
(the “Company”)

Resignation of Director and Officer

I hereby resign as Director, Chief Financial Officer, Chief Accounting Officer, Secretary and Treasurer of the Company effective immediately.

Dated: March 28, 2006	/s/ Tannisah Kruse
Tannisah Kruse

Schedule B

MUTUAL RELEASE

This Mutual Release (the “Release”), is made and entered into as of the this 31st day of March, 2006, by and between Lexington Energy Services Inc., a Nevada corporation (“Lexington”); and Tannisah Kruse, an individual resident of British Columbia.

Recitals:

WHEREAS, Lexington and Kruse entered into that certain Management Agreement dated October 1, 2005 (the “Management Agreement”); and

WHEREAS, the parties desire to terminate Kruse’s employment under the Management Agreement as described herein, and to accept Kruse's resignation as a director and officer of the Company;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements of the parties provided below, the parties to this Release, intending to be legally bound, do hereby agree as follows:

1. Mutual Releases.

1.1 Terms of Mutual Releases. Lexington on one hand and Kruse on the other hand irrevocably, unconditionally, and fully releases and forever discharges, and covenants not to sue or otherwise institute or cause to be instituted or in any way participate in legal or administrative proceedings against (except as required by law), with respect to any matter whatsoever, the other and (if and to the extent applicable) each of its subsidiaries and affiliates, and their respective directors, officers, shareholders, employees, agents, successors and assigns, of and from any and all debts, demands, actions, causes of action, suits, claims, judgments, damages, costs, expenses, attorneys’ fees, penalties, obligations and liabilities, of every kind, character, nature and description, whether now known or unknown, suspected or claimed, whether vested, fixed or contingent, whether at law or in equity, that either Lexington or Kruse, as applicable, ever had or now has for, upon or by reason of any agreement (written or oral), matter, cause, event, occurrence, or state of facts whatsoever made, occurring or taking place at any time on or prior to the date hereof that relate to the Management Agreement (and Kruse’s performance of services thereunder) or to Kruse’s position as, and performance of acts as, a director and officer of the Company. Lexington acknowledges that it has reviewed and is aware of the expenditures undertaken by Kruse on behalf of the Company, and the cheques and monies she has caused the Company to expend. The Company acknowledges that all such expenditures are appropriate and that all such expenditures are specifically covered by this release.

1.2 Certain Exceptions to Mutual Releases.

(a) The following provisions of the Management Agreement shall remain in effect: section 5 (Non-solicitation), section 6 (Confidential Information), and section 8 (Company’s Property).

(b) The foregoing release in Section 1.1 shall not be deemed to apply to any breach by any party of its obligations set forth in this Release or in the settlement agreement between the parties dated March 31, 2006.

(c) The Company’s indemnity in favor of Kruse shall survive the foregoing release.

2. Miscellaneous Provisions.

2.1 Contents of Agreement; Parties in Interest; etc. This Release, which includes the schedules, exhibits and the other documents, agreements, certificates and instruments executed and delivered pursuant to or in connection with this Release (collectively, the “Release Documents”) sets forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated hereby. It shall not be assigned, amended, or modified except by written instrument duly executed by each of the parties hereto. Any and all prior or contemporaneous negotiations, agreements, representations, warranties, and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded in their entirety by this Release and the other Release Documents and shall not create any liability on the part of any party hereto in favor of any other party (or parties), except as otherwise expressly set forth in this Release and in the other Release Documents. Kruse represents and warrants that she has fully read this Release, that she understands all the terms and conditions set forth herein, and that she is entering into this Release voluntarily and without promise or benefit other than as set forth herein. Nothing contained in this Agreement shall constitute or be treated as an admission by Lexington or Kruse of liability, of any wrongdoing, or of any violation of law.

2.2 Waiver. Any term or provision of this Release may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party.

2.3 British Columbia Law to Govern. THIS RELEASE SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA, WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES.

2.4 No Benefit to Others. The representations, warranties, covenants, and agreements contained in this Release are for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns, and nothing contained in this Release or the other Release Documents shall be construed as conferring any rights on any other persons.

2.5 Headings, Gender. All section headings contained in this Release are for convenience of reference only, do not form a part of this Release and shall not affect in any way the meaning or interpretation of this Release. Words used in this Release, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

2.6 Schedules and Exhibits. All exhibits and schedules referred to in this Release are incorporated in this Release by reference and are intended to be and hereby are specifically made a part of this Release.

2.7 Severability. The invalidity or unenforceability of any provision of this Release in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

2.8 Counterparts. This Release may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

2.9 Assistance of Counsel. Lexington on the one hand, and Kruse on the other hand, acknowledge that they have had the assistance of counsel in negotiating and preparing the terms of this Release; therefore, this Release shall be construed without regard to any presumption or other rule requiring construction against the party causing the Release to be drafted.

2.10 Actions and Proceedings. Lexington and Kruse consent to the exclusive jurisdiction and venue of provincial courts in British Columbia in any action or judicial proceeding brought by Lexington or Kruse to enforce, construe or interpret this Release or the other Release Documents. The reasonable attorney’s fees of the parties prevailing in any action or judicial proceeding brought by a party to enforce, construe or interpret this Release or the other Release Documents shall be paid by the non-prevailing party in such dispute.

2.11 Execution by Facsimile. Any party may deliver an executed copy of this Release and any documents contemplated hereby by facsimile transmission to another party, and such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Release or of such other documents.

2.12 Survival of Representations, Warranties, Covenants and Agreements. Kruse and Lexington have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Release. The representations, warranties, covenants, and agreements of Kruse and Lexington contained in this Release will survive the execution and delivery of this Release.

2.13 Transition Procedures and Non-disparagement. Kruse agrees to assist Lexington for a period of 30 days to assist the Lexington in the transition of her departure. The indemnity and release provided by Lexington set out above applies to Kruse’s efforts, acts, and omissions undertaken in this regard. Without limiting her obligations in section 8 of the Management Agreement, Kruse shall immediately return to Lexington all of Lexington’s property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to Lexington. Kruse shall not retain any copies of Lexington’s property, including any copies existing in electronic form, that are in Kruse’s possession or control. Kruse agrees that she has not and will not destroy, delete, or alter any property of Lexington without Lexington’s consent. Lexington on one hand, and Kruse on the other hand, each agrees not to disparage or defame, in writing or orally, the other party, and as applicable, its or his services, products, subsidiaries and affiliates, and their respective directors, officers, shareholders, employees, agents, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have duly executed this Release on the date first written above.

LEXINGTON ENERGY SERVICES INC. per:

/s/ Larry Kristof	Date:
Larry Kristof,
President

/s/ Tannisah Kruse	Date:
Tannisah Kruse
3780 West Broadway
Vancouver, BC V6R 2C1
Telephone:

/s/ Stephen Jackson	Date:
Witness: Stephen Jackson
Address:

Telephone: 604 661 0742